UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

					   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION OF
UNDER SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECUTIRIES EXCHANGE ACT OF 1934.
Commission File Number______________________

________________AXYN CORP__________________________________
	(Exact name of registrant as specified in its charter)

__2 Gurdwara Road Ste #206, Nepean Ontario Canada, K2E-1A26135642996___ (Address, including zip code, and telephone number, including area, of registrants principal executive offices)

___________________Common______________________________________________
(Title of each class of securities covered by this form)

___________________None________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

		Rule 12g-4(a)(1)		x
		Rule 12g-4(a)(2)
		Rule 12h-3(b)(1)(i)	x
		Rule 12h-3(b)(1)(ii)
		Rule 15d-6

Approzimate number of holders of record as of the certification or notice date:___________________________________

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:______09/22/09_______ By:___Harold Tanner_________________________

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Requlaltions under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and Title of the person signing the form shall be typed or printed under the signature.